Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Appoints Charles R. Kummeth to its Board of Directors

SCHAUMBURG, Ill. – November 15, 2011 – Sparton Corporation (NYSE: SPA) announced that its Board has appointed Mr. Charles R. Kummeth as an Independent Director, effective November 11, 2011. Mr. Kummeth was appointed after a search that was announced earlier this year.

Mr. Kummeth is president of the Global Chromatography and Mass Spectrometry Division of Thermo Fisher Scientific (NYSE:TMO). Previously since 2009, Mr. Kummeth served as president of the Laboratory Consumables Division of Thermo Fisher Scientific.

He has worked in the industrial, semiconductor, scientific, and healthcare industries for 30 years, including 24 years at 3M. His initial work was on data storage devices; an early project was helping Apple with peripheral solutions for the first Macintosh computer. Later, Mr. Kummeth managed 3M’s International Mergers and Acquisitions group, and was vice president of the Electronics Materials and Medical Products divisions. He spent three years in Europe as the head of 3M’s industrial businesses and also served as managing director of the company’s UK/Ireland subsidiary.

Mr. James R. Swartwout, Chairman of the Board said, “We are very pleased with the addition of Chuck to Sparton’s Board of Directors. His extensive skills in strategic planning, business development and operational oversight in a large public company setting, as well as having a marquee affiliation with the Medical and Industrial industries will enable him to provide the Board with valuable insight as Sparton continues to execute on its strategic growth plan.”

Mr. Kummeth commented, “I appreciate the opportunity to join the Company’s Board of Directors and am looking forward to working closely with our other Board members and the management team to further advance the Company’s strategic development.”

Mr. Kummeth has a BS in Electrical Engineering, an MS in Software Design and Engineering, and an MBA from the Carlson School of Business at the University of Minnesota.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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